Exhibit 99.1

FOR IMMEDIATE RELEASE                                 CONTACT:  KEITH WINCHESTER

November 3, 2009                                                   856-439-0300

                        CORNERSTONE FINANCIAL CORPORATION

     REPORTS ENHANCED THIRD QUARTER PERFORMANCE AND RETURN TO PROFITABILITY


Moorestown, NJ, November 3, 2009 - Cornerstone Financial Corporation (CFIC.OB), the holding company for Cornerstone Bank, reported today that net income for the third quarter of 2009 increased 122.3% over earnings in the prior year's third quarter, to $269 thousand, or $0.15 per diluted share, as compared to net income of $121 thousand, or $0.07 per diluted share, for the same period in 2008 and a loss of $1.1 million, or ($0.66) per share, for the second quarter of 2009. The Company's net interest margin was 3.49% for the third quarter of 2009, increasing from 3.45% in the third quarter of 2008 and 3.27% for the second quarter of 2009.

The improved quarterly performance reflects an increase in total interest income of $681 thousand over the prior year, to $3.9 million from $3.2 million, and $256 thousand over the second quarter of 2009. Net interest income increased by $522 thousand over the year ago period and $359 thousand over the second quarter of 2009. The increase in net interest income was partially offset by a $131 thousand increase in the provision for loan losses in the current third quarter compared to the third quarter of 2008. However, the provision declined by $1.7 million compared to the second quarter of 2009.

Total assets at September 30, 2009 were $303.0 million, an increase of $55.5 million or 22.4% over December 31, 2008. This change was primarily due to increases in net loans receivable of $38.6 million and investments held to maturity of $17.9 million.

Total deposits at September 30, 2009 were $248.8 million, an increase of $46.8 million or 23.2% from December 31, 2008. The increase in total deposits was spread among non-interest bearing deposits, with an increase of $10.5 million, certificates of deposit with an increase of $12.5 million, and a significant increase in interest bearing core deposits of $23.8 million.

Gross loans receivable at September 30, 2009, totaled $235.1 million, an increase of $41.0 million or 21.1% from December 31, 2008. This increase was attributable to increases in commercial loans of $26.6 million, commercial real estate loans of $14.7 million and construction loans of $666 thousand, partially offset by decreases in consumer loans of $777 thousand and residential real estate loans of $132 thousand.

At both September 30, 2009 and June 30, 2009, our total non-performing assets were $6.1 million. This represented 2.0% of our total assets at September 30, 2009 and 2.1% of our total assets at June 30, 2009. While our non-performing assets were stable quarter to quarter, they did increase from $281 thousand in other real estate owned and no non-accrual loans at year end 2008. The non-performing assets primarily reflect four (4) non-accrual loan relationships totaling $5.9 million, which were previously reported at June 30, 2009. The increase in non-performing assets over the course of 2009 reflects the general economic slowdown in our marketplace coupled with the rise in unemployment levels.

For the nine month period ended September 30, 2009, Cornerstone Financial Corporation reported a net loss of $1.0 million, or ($0.61) per share, as compared to a net loss of $125 thousand, or ($0.08) per share, for the same period in 2008. The change in net income for the nine-month period reflects an increase of $1.2 million in net interest income, offset by increases of $2.0 million in provision for loan losses, $274 thousand in special assessment and regular FDIC insurance premium expense and $420 thousand in increased salary and benefit costs, net occupancy costs and other operating expenses incurred in connection with the Bank's expansion, including costs relating to the Bank's Moorestown Main Street branch, which opened in June 2008.

Cornerstone's Chairman, President, and CEO George W. Matteo, Jr. commented "Although this past year has been filled with many challenges in our local and national economy we are extremely pleased with the loan and deposit growth experienced during the nine month period ended September 30, 2009 and our return to profitability in the third quarter." Mr. Matteo added: " The improvement in our third quarter earnings was partially brought about by an improvement in our net interest margin. We were able to increase our core deposit base and were able to reprice deposits at much lower costs." Mr. Matteo continued, "We consider our third quarter earnings performance to be noteworthy especially in the face of an extremely difficult economic environment and the difficult and unsettled regulatory environment at both the state and national level for today's banking industry".

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey. Cornerstone Bank ("the Bank") is a New Jersey state chartered commercial bank headquartered in Moorestown, New Jersey. The Bank commenced operations on October 4, 1999, and conducts business from its main office in Moorestown and from five additional branch offices located in Medford, New Jersey, Burlington, New Jersey, Cherry Hill, New Jersey, Voorhees New Jersey and Mount Laurel, New Jersey.

Set forth below is selected financial information concerning Cornerstone Financial Corporation:

SELECTED BALANCE SHEET DATA                        September 30,    December 31,
(Unaudited, in thousands)                               2009             2008
                                                   -------------    ------------
Investments held to maturity                          $ 46,308         $ 28,398
Loans receivable                                       235,081          194,104
Allowance for loan losses                                3,484            1,133
Total assets                                           303,031          247,535
Deposits                                               248,820          202,030
Advances from the Federal Home Loan Bank                29,955           26,257
Stockholders equity                                     15,448           15,378



SELECTED INCOME STATEMENT DATA

                                                 THREE MONTHS      THREE MONTHS      NINE MONTHS       NINE MONTHS
                                                     ENDED             ENDED            ENDED             ENDED
                                                  SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,     SEPTEMBER 30,
(Unaudited, in thousands except per share data)       2009             2008              2009              2008
                                                 --------------    --------------    -------------     -------------
Interest income                                     $ 3,873           $ 3,192          $ 10,841          $ 9,155
Interest expense                                      1,502             1,343             4,634            4,170
Net interest income                                   2,371             1,849             6,207            4,985
Provision for loan losses                               131                 -             2,351              317
Income (loss) before income taxes                       422               159            (1,770)            (303)
Net income (loss)                                       269               121            (1,025             (125)


Earnings per share
Basic                                               $  0.15           $  0.07          $  (0.61)        $  (0.08)
Diluted                                             $  0.15           $  0.07          $  (0.61)        $  (0.08)


Weighted average shares outstanding
Basic                                                 1,741             1,656             1,686            1,656
Diluted                                               1,741             1,656             1,686            1,656


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FORWARD-LOOKING STATEMENTS

     Cornerstone Financial Corporation (the "Company") may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (including this Quarterly Report on Form 10-Q and the exhibits hereto), in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (many of which are beyond the Company's control). Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be," or "would." The factors which could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements include those items listed under "Item 1A-Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and the following factors, among others: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); inflation; interest rates; market and monetary fluctuations; the timely development of new products and services by the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the success of the Company in gaining regulatory approval of its products, services, dividends and of new branches, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; the ability to continue to effectively manage costs, including the costs incurred in connection with the opening of new branches; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.